BrainStorm Receives 1.3 Million NIS Grant from Israel’s Office of the Chief Scientist Dr. Adrian Harel Promoted as Permanent CEO of Brainstorm

NEW YORK & PETACH TIKVAH, Israel--(BUSINESS WIRE)-- BrainStorm Cell Therapeutics Inc. (OTCBB: BCLI), a developer of adult stem cell therapeutics targeting Central Nervous System (CNS) neurodegenerative diseases, announced today that Brainstorm Cell Therapeutics Ltd. received the first installment of the 2012 grant from Israel’s Office of the Chief Scientist (OCS) in the amount of approximately $350,000. The yearly grant for 2012 is $ 1,100,000 (~4.2 M NIS). The grant is awarded to BrainStorm’s Research and Development program towards the development of its leading and innovative NurOwn therapy for ALS using autologous adult stem cells.

“We are thankful to the OCS for its continued support of our Research and Development program. The non-dilutive capital that we are receiving from the OCS will help move forward our NurOwn technology as a potential new treatment standard for patients with Amyotrophic Lateral Sclerosis (ALS) and Multiple Sclerosis (MS),” said Dr. Adrian Harel – BrainStorm’s newly promoted CEO.

BrainStorm is in Phase I/II human clinical trials in Israel with NurOwn, BrainStorm’s adult stem cell therapy in patients with ALS (often referred to as Lou Gehrig's Disease). The study is conducted at the Hadassah Medical Center and is headed by principal investigator Dimitrios Karussis, M.D., Ph.D., of the Hadassah Medical Center, together with a scientific team from BrainStorm headed by Prof. Eldad Melamed. The initial phase of the study is designed to assess the safety of NurOwn. As previously announced by Brainstorm (see our press release of March 29, 2012) the interim results for the first 12 patients are expected by July 2012.

“The OCS grant will enable BrainStorm to continue its clinical program and accelerate its development of new CNS indications,” said Chaim Lebovits, President of Brainstorm. “I would also like to take this opportunity to congratulate Dr. Adrian Harel on the occasion of his promotion by the Board of Directors as CEO of Brainstorm. Dr. Harel is successfully leading the company, together with the entire wonderful team at Brainstorm, to the next exciting phase of developing our NurOwn product to treat ALS and other neurodegenerative diseases," said Lebovits.

The OCS has supported BrainStorm Cell Therapeutics Ltd. the Israeli Subsidiary since 2007, providing grants of a total of $1.75 million including this grant. The Company is required to pay royalties to the OCS, amounting to 3% - 5% of revenues derived from sales of the products funded with these grants, but only up to the amount equal to 100% of the grants received.

About the Office of the Chief Scientist

The Office of the Chief Scientist [OCS] in the Ministry of Industry, Trade and Labor is charged with execution of government policy for support of industrial R&D. The goal of the OCS is to assist in the development of technology in Israel as a means of fostering economic growth, encouraging technological innovation and entrepreneurship, leveraging Israel's scientific potential, enhancing the knowledge base of industry in Israel, stimulating high value-added R&D and encouraging R&D collaboration both nationally and internationally.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotech company developing adult stem cell therapeutic products, derived from autologous (self) bone marrow cells, for the treatment of neurodegenerative diseases. Brainstorm, through its wholly owned subsidiary, holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University. The technology is currently in a Phase I/II clinical trials for ALS.

About Amyotrophic Lateral Sclerosis

Amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's Disease, is a rapidly progressive neurodegenerative disease caused by motor-neuron degeneration. According to the ALS Association, approximately 5,600 people in the U.S. are diagnosed with ALS each year and it is estimated that as many as 30,000 Americans may have the disease at any given time.

About NurOwn

BrainStorm’s core technology, NurOwn, is based on the scientific achievements of Professor Eldad Melamed, former Head of Neurology, Rabin Medical Center, and Tel-Aviv University, and a member of the Scientific Committee of the Michael J. Fox Foundation for Parkinson's Research, and Professor Daniel Offen, Head of the Neuroscience Laboratory, Felsenstein Medical Research Center (FMRC) at the Tel-Aviv University.

The NurOwn technology processes autologous adult human mesenchymal stem cells that are present in bone marrow and are capable of self-renewal as well as differentiation into many other cell types. Adult human bone marrow cells are induced to differentiate into astrocyte-like cells capable of releasing neurotrophic factors, including glial-derived neurotrophic factor (GDNF) by means of a specific differentiation-inducing culture medium. The ability to induce differentiation into astrocyte-like cells along with intramuscular or intrathecal (or other) delivery makes NurOwn technology a potentially highly attractive method for treating ALS and Parkinson’s disease as well as MS and spinal cord injury.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”, and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. The Company does not undertake any obligation to update forward-looking statements made by us.

Contacts

BrainStorm Cell Therapeutics (OTCBB: BCLI)
Adrian Harel, Ph.D., CEO
+972-3-9236384
aharel@brainstorm-cell.com
www.brainstorm-cell.com

Source: BrainStorm Cell Therapeutics Inc.